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EXHIBIT 3.1.1

                            ARTICLES OF INCORPORATION
                                       OF
                           CASINOS OF THE WORLD, INC.

The Undersigned, to form a Corporation under Chapter 78 of the Nevada Revised Statutes, certify:

I.       NAME:

         The name of this Corporation is:
         Casinos of the World, Inc.

II.      PRINCIPAL OFFICE:

         The principal office of the Corporation in the State of Nevada is to be located at 3025 Las Vegas, Nevada 89109 Suite 224. The Corporation may also maintain office or offices at such other places within or outside the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted and meetings of directors and stockholders held outside the State of Nevada the same as in the State of Nevada.

III.     PURPOSE:

         The nature of the business or object or purposes proposed to be transacted, promoted or carried on by the Corporation is to engage in any lawful practice or activity

IV.      CAPITAL STOCK:

         The total authorized capital stock of the Corporation shall be twenty five hundred common shares of no par value.

V.       DIRECTORS:

         The governing board of the Corporation shall consist of one, two or three directors or more than three, with the exact number to be fixed by the By-Laws of the Corporation, provided the number so fixed by the By-Laws may be increased or decreased from time to time and in no event shall the number of the directors be less than the number of stockholders as provided by NRS 78.115.

         The name and addresses of the first Board of Directors of the Corporation which are three are as follows:

Bernard S. Gilman          802 Vegas Valley Drive Las Vegas, Nevada 89109
Bertran S. Ross            3265 Lindell Las Vegas, Nevada 89102
Herman Shore               7060 Hollywood Boulevard Hollywood, California 90028

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VI.      All shares of the Corporation shall be paid in as the Board of
Directors may designate and as provided by law, and said shares when issued shall thereupon and thereby be fully paid and non assessable.

VII.     The Corporation is to have perpetual existence.

VIII. The Directors shall have the power to make and alter the By-Laws of the Corporation. By-Laws so made may be altered, amended or repealed by the Directors or shareholders at any meeting called and held for that purpose.

IN WITNESS WHEREOF, we have hereunto set our hand and executed these Articles of Incorporation this 11th day of September

                                                /s/ Bernard S. Gilman
                                                -------------------------------
                                                Bernard S. Gilman

                                                /s/ Bertram S. Ross
                                                -------------------------------
                                                Bertram S. Ross

                                                /s/ Herman Shore
                                                -------------------------------
                                                Herman Shore

State of Nevada
County of Clark

         On this 11th day of September personally appeared before me, the undersigned, a Notary Public in and for said Country and State, Bernard Gilman, Bertram Ross, and Herman Shore known to me to be the persons described in and who executed the foregoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 11th day of September 1987.

                                                   /s/ J.M. Robbins
                                                   --------------------------
                                                   J.M. Robbins